Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-41465, 333-41467, 333-74936, 333-88611, 333-91306, 333-116274, 333-116275, and 333-74938, each on Form S-8, of our reports dated March 24, 2005, with respect to the consolidated financial statements of TriPath Imaging, Inc., TriPath Imaging, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TriPath Imaging, Inc. included in the Annual Report on Form 10-K of TriPath Imaging, Inc. for the year ended December 31, 2004.

/s/ Ernst & Young LLP
Raleigh, NC
March 28, 2005